KPMG

KPMG LLP
Suite 2000
303 Peachtree Street, N.E.
Atlanta, GA 30308-3210

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AdCare Health Systems, Inc.:

We consent to the use of our report dated March 30, 2016, with respect to the consolidated balance sheets of AdCare Health Systems, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years then ended, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG LLP

Atlanta, Georgia
February 13, 2017